EXHIBIT 99.1

Northern States
Financial Corporation

1601 North Lewis Avenue
P.O. Box 39
Waukegan, Illinois 60079-0039

847-244-6000

May 4, 2009

NORTHERN STATES FINANCIAL
REPORTS - REVISED FIRST QUARTER 2009 BOOK VALUE PER SHARE NUMBER

WAUKEGAN, IL, May 4, 2009 – Northern States Financial Corporation (Nasdaq: NSFC), holding company for NorStates Bank, an FDIC insured financial institution, reports today that the book value per share of $18.79 at March 31, 2009, included in a schedule attached to its first quarter 2009 earnings press release dated April 30, 2009 should have been $14.57 per common share, the actual book value per common share at March 31, 2009.  The dollar amount of the book value as originally reported included the effect of the receipt by the Company of approximately $17.2 million in proceeds from the sale by the Company of preferred stock to the U.S. Treasury under the TARP Capital Purchase Program.  The actual book value per common share of $14.57 correctly excludes the effect of the issuance of this additional capital.

For Additional Information, Contact:
Scott Yelvington, Executive Vice President  (847) 244-6000 Ext. 201
Websites:    www.nsfc.com    www.nsfc.net